Ford | Ford Credit

Ford Credit Commences Cash Tender Offers for Certain Outstanding Debt Securities Maturing in 2022 and 2023

DEARBORN, Mich., June 13, 2022 – Ford Motor Credit Company LLC ("Ford Credit") announced today that it has commenced separate cash tender offers (each, a "Tender Offer" and collectively, the "Tender Offers") to purchase for cash any and all of the nine series of outstanding notes described below (each, a "series of Notes" and collectively, the "Notes"), up to a maximum of $2.5 billion (the "Maximum Purchase Consideration") of aggregate Total Consideration (as defined below), on the terms and conditions set forth in the Offer to Purchase, dated June 13, 2022 (as it may be amended or supplemented from time to time, the "Offer to Purchase"). The Offer to Purchase and the related notice of guaranteed delivery can be accessed at the following link: https://gbsc-usa.com/ford/. Capitalized terms used but not defined in this announcement have the meanings given to them in the Offer to Purchase.

This action on 2022 and 2023 debt maturities reduces ongoing interest expense and reflects the expectation that Ford Credit's balance sheet will not grow substantially from today's size in the near-term, primarily reflecting continued low levels of dealer stocks. Ford Credit continues to have excess liquidity and this action will reduce liquidity closer to pre-pandemic levels.

The following table sets forth certain terms of the Tender Offers:

Title of Security	CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level(1)	Total Consideration (2)
3.087% Notes due January 9, 2023	345397A29	$1,500,000,000	1	$999.50
4.14% Notes due February 15, 2023	345397ZB2	$900,000,000	2	$1,004.00
3.096% Notes due May 4, 2023	345397XZ1	$1,000,000,000	3	$993.50
4.375% Notes due August 6, 2023	345397WK5	$1,000,000,000	4	$1,004.50
3.37% Notes due November 17, 2023	345397A78	$1,000,000,000	5	$992.00
3.35% Notes due November 1, 2022	345397ZU0	$1,250,000,000	6	$1,003.00
3.55% Notes due October 7, 2022	34540XAB9	$600,000,000	7	$1,003.00
4.25% Notes due September 20, 2022	345397WF6	$1,000,000,000	8	$1,004.50
Floating Rate Notes due February 15, 2023	345397ZC0	$600,000,000	9	$996.50

(1) Subject to the satisfaction or waiver of the conditions of each Offer described in the Offer to Purchase, if the Maximum Purchase Condition (as defined below) is not satisfied with respect to every series of Notes, we will accept Notes for purchase in the order of their respective Acceptance Priority Level specified in the table above (each, an “Acceptance Priority Level,” with 1 being the highest Acceptance Priority Level and 9 being the lowest Acceptance Priority Level). It is possible that a series of Notes with a particular Acceptance Priority Level will not be accepted for purchase even if one or more series with a higher or lower Acceptance Priority Level are accepted for purchase. (2) The Total Consideration for each series of Notes (such consideration, the “Total Consideration”) payable per each $1,000 principal amount of such series of Notes validly tendered and not validly withdrawn before the Expiration Time and accepted for purchase. The Total Consideration does not include the applicable Accrued Coupon Payment, which will be payable in cash in addition to the applicable Total Consideration. Each Tender Offer will expire at 5:00 p.m., New York City time, on June 17, 2022 (such date and time, as it may be extended, the “Expiration Date”), unless extended or earlier terminated. No tenders will be valid if submitted after the Expiration Date. The Notes described in the table above may be withdrawn from the Tender Offers any time at or prior to 5:00 p.m., New York City time, on June 17, 2022, unless extended by Ford Credit (such date and time, as it may be extended, the “Withdrawal Date”). Holders must validly tender and not withdraw their Notes, or submit a Notice of Guaranteed Delivery and comply with the related procedures, at or prior to the Expiration Date, to be eligible to receive the applicable Total Consideration (as defined below), plus the Accrued Coupon Payment (as defined below). For holders who deliver a Notice of Guaranteed Delivery and all other required documentation at or prior to the Expiration Date, upon the terms and subject to the conditions set forth in the Offer to Purchase, the deadline to validly tender Notes using the Guaranteed Delivery Procedures will be the second business day after the Expiration Date and is expected to be 5:00 p.m. (New York City time) on June 22, 2022. The “Settlement Date” will be June 21, 2022, the first business day after the Expiration Date, or in the case of any Notes validly tendered using the Guaranteed Delivery Procedures, the “Guaranteed Delivery Settlement Date” will be June 24, 2022, the second business day after the Guaranteed Delivery Date. Upon the terms and subject to the conditions set forth in the applicable Offer to Purchase, holders whose Notes are validly tendered and not validly withdrawn at or prior to the Expiration Date and accepted for purchase will receive the Total Consideration described in the notes to the table immediately above (the “Total Consideration”) for each $1,000 principal amount of such Notes in cash on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable. Promptly after the Expiration Date, Ford Credit will issue a press release specifying the aggregate principal amount of Notes validly tendered and accepted for purchase in each Offer. In addition to the Total Consideration, holders whose Notes are accepted for purchase will receive a cash payment equal to the “Accrued Coupon Payment,” which represents accrued and unpaid interest on such Notes from and including the immediately preceding interest payment date for such Notes to, but excluding, the Settlement Date (the “Accrued Interest”). Interest will cease to accrue on the Settlement Date for all Notes accepted for purchase in the Tender Offers. For the avoidance of doubt, Accrued Interest will cease to accrue on the Settlement Date for all Notes accepted in the Offers, including those tendered using Guaranteed Delivery Procedures. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by DTC or its participants. Each Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including that the aggregate Total Consideration for the Notes purchased not exceed $2.5 billion and on the applicable Maximum Purchase Consideration being sufficient to pay the Total Consideration for all validly tender Notes of such series. Subject to the satisfaction or waiver of the conditions of each Tender Offer, we will, in accordance with the Acceptance Priority Levels (with 1 being the highest Acceptance Priority Level and 9 being the lowest Acceptance Priority Level), accept for purchase all Notes of each series validly tendered and not validly withdrawn, upon the terms and subject to the conditions set forth in the Offer to Purchase. However, we may skip any Tender Offer for Notes that would have caused the Maximum Purchase Consideration to be exceeded and purchase all Notes of a given series in a Tender Offer having a lower Acceptance Priority Level so long as we are able to purchase the full amount of validly tendered and not validly withdrawn Notes in such Tender Offer without exceeding the Maximum Purchase Consideration. Ford Credit will not accept for purchase in any Tender Offer any Notes of a series unless its accepts for purchase in such Tender Offer all Notes of such series that are validly tendered and not withdrawn prior to the Withdrawal Date. Ford Credit intends to fund the purchase price of all Notes accepted for payment in the Tender Offers with cash on hand. Ford Credit reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offers; (ii) extend or terminate any or all of the Tender Offers; (iii) increase or decrease the Maximum Purchase Consideration; or (iv) otherwise amend the Tender Offers in any respect. Holders are advised to check with any bank, securities broker or other intermediary through which they hold any of the Notes listed above as to when such intermediary needs to receive instructions from a holder in order for that holder to be able to participate in, or, where revocation is permitted, timely revoke their instruction to participate in the tender offers. The deadlines set by each clearing system for the submission and withdrawal of tender instructions will also be earlier than the relevant deadlines specified herein and in the applicable Offer to Purchase and the related Notice of Guaranteed Delivery, as applicable. Deutsche Bank Securities Inc., Mizuho Securities USA LLC and RBC Capital Markets, LLC are acting as the dealer managers in the Tender Offers. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offers. Persons with questions regarding the Tender Offers should contact Deutsche Bank Securities Inc. at (collect) (212) 250-2955 or (toll free) (866) 627-0391, Mizuho Securities USA LLC at (collect) (212) 205-7736 or (toll free) (866) 271- 7403 or RBC Capital Markets, LLC at (collect) (212) 618-7843 or toll free (877) 381-2099. Requests for copies of the Offer to Purchase and other related materials should be directed to Global Bondholder Services Corporation at (toll free) (866)-924-2200 or (collect) (212) 430-3774. None of Ford Credit, its board of directors or officers, the dealer managers, the depositary, the information agent or the trustee with respect to the Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender. The Tender Offers are made only by the Offer to Purchase. This news release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Ford Credit by the dealer managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

For news releases, related materials and high-resolution photos and video, visit shareholder.ford.com/investors/ford-credit This news release does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to buy any securities that may be issued pursuant to the transactions described above. Further, nothing contained herein shall constitute a notice of redemption of the Notes of any series. # # # About Ford Motor Credit Company LLC Ford Motor Credit Company LLC is one of the world’s largest automotive finance companies and has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is an indirect, wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com. Contacts: Fixed Income Media Karen Hampton Equity Investment Community Lynn Antipas Tyson Investment Community Karen Rocoff Shareholder Inquiries 1.800.555.5259 or 1.313.236.3467 1.914.485.1150 1.313.621.0965 1.313.845.8540 Khampto2@ford.com ltyson4@ford.com krocoff@ford.com stockinf@ford.com